SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                  July 30, 1997

                    ________________________________________


                            THERMOSPECTRA CORPORATION
             (Exact name of Registrant as specified in its charter)


   Delaware                        1-13876                          04-3242970
   (State or other               (Commission                  (I.R.S. Employer
   jurisdiction of               File Number)           Identification Number)
   incorporation or
   organization)


   81 Wyman Street, P.O. Box 9046
   Waltham, Massachusetts                                           02254-9046
   (Address of principal executive offices)                         (Zip Code)


                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 2.  Acquisition or Disposition of Assets
            ------------------------------------

       On July 30, 1997, ThermoSpectra Corporation (the "Company") entered into an agreement to acquire NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands (together "NESLAB"), from the Life Sciences International PLC subsidiary ("LSI") of Thermo Instrument Systems Inc. ("Thermo Instrument"), the Company's majority owner. In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of LSI, a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. NESLAB, based in New Hampshire, is a global supplier of temperature-control products.

        The purchase price for NESLAB is $77.4 million, and represents the sum of the net tangible book value of the acquired business at June 28, 1997 plus a percentage of Thermo Instrument's total goodwill associated with its acquisition of LSI, based on the 1996 revenues of NESLAB relative to LSI's 1996 consolidated revenues. The purchase price is subject to a post-closing adjustment based on final determination of the net tangible book value of the acquired business and a final calculation of Thermo Instrument's total goodwill associated with the acquisition of LSI.

        The acquisition will be made pursuant to a Share Purchase Agreement dated as of July 30, 1997 (the "Agreement"), among the Company and Thermo Instrument. The purchase price of $77.4 million will be paid through the issuance of 2,869,717 shares of the Company's common stock (valued at $32.6 million) and the assumption of debt to Thermo Instrument totaling $44.8 million. The closing of the transaction will take place as soon as the shares of common stock to be issued in connection with the acquisition are listed for trading upon the American Stock Exchange (the "Exchange"). The Exchange requires that the listing be approved by the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting. The meeting is expected to be held before the end of 1997.
   Thermo Instrument has agreed to vote all of the shares of the Company's common stock held by it as of the record date of the meeting in favor of the listing of the Company's shares and all matters related thereto. As of June 28, 1997, before giving effect to the issuance of the shares to be issued pursuant to the Agreement, Thermo Instrument owned approximately 72.1% of the outstanding common stock of the Company. Giving effect to the issuance of such shares, Thermo Instrument would own approximately 77.3% of such outstanding common stock as of such date.

        Because the Company and NESLAB were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's financial statements (including the financial statements included as part of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997) include the results of NESLAB from March 12, 1997, the date the business was acquired by Thermo Instrument, and the shares issuable subject to listing on the Exchange have been deemed outstanding from that date.

       The Company has no present intention to use the assets of NESLAB for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will continue to review such business' assets, corporate structures, capitalizations, operations, properties, policies, managements and personnel and, upon
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   completion of this review, may develop additional or alternative plans or proposals, including mergers, transfers of a material amount of assets or other additional transactions or changes relating to such business.


   Item 7.  Financial Statements, Pro Forma Combined Condensed Financial
            ------------------------------------------------------------
   Information and Exhibits
   ------------------------

            (a) Financial Statements of Business Acquired: Information
                meeting the requirements of this Item 7(a) will be filed by amendment within the time period permitted by Item 7(a)(4) of Form 8-K.

            (b) Pro Forma Combined Condensed Financial Information:
                Information meeting the requirements of this Item 7(b) will be filed by amendment within the time period permitted by
                Item 7(a)(4) of Form 8-K.

            (c) Exhibits

                2.    Share Purchase Agreement dated as of July 30, 1997,
                       among ThermoSpectra Corporation and Thermo Instrument Systems Inc. (incorporated by reference from Exhibit
                       2.1 to the Company's Quarterly Report on Form 10-Q for the Quarter ended June 28, 1997).



                               SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 11th day of August 1997.



                                             THERMOSPECTRA CORPORATION


                                             By: /s/ Melissa F. Riordan
                                                 ----------------------
                                                 Melissa F. Riordan
                                                 Treasurer
   AA972230003